Exhibit 4.2

This unofficial English translation is provided for reference only. In the event of any inconsistency between, or if there is any discrepancy in interpreting, provisions in Chinese language version shall prevail.

HOUSE LEASE AGREEMENT

[Certain information in this exhibit has been omitted because it is not material and is the type of information that the Company treats as private or confidential. Omitted information is indicated by [*].]

This Agreement is entered into and becomes effective in Chaoyang District, Beijing, on June [   ], 2026, by and between the following parties:

Party A (Landlord): Jietong Zhihui Technology Co., Ltd.

Correspondence address: Building 108, Compound No. 10A, Jiuxianqiao North Road, Chaoyang District, Beijing

Contact person: [*]

Telephone: [*]

Email: [*]

Party B (Tenant): Beijing Haoxi Digital Technology Co., Ltd.

Correspondence address: Room 801, Block C, 8th Floor, Building 103, Huizhongli, Chaoyang District, Beijing

Contact person: [*]

Telephone: [*]

Email: [*]

Each is referred to individually as “Party A,” “Party B,” or a “Party,” and together as the “Parties.”

In accordance with the relevant laws and regulations of the People’s Republic of China, and on the basis of equality and voluntariness, the Parties, after consultation, enter into this Agreement concerning Party B’s lease of premises from Party A to define their respective rights and obligations and for their mutual compliance.

ARTICLE 1 DEFINITIONS

1.1 Unless the context otherwise requires, the following terms have the following meanings in this Agreement and its attachments:

(1) “Agreement” means this lease agreement and all attachments, including any subsequent amendments and/or supplements made with the written consent of both Parties.

(2) “Property” means the entire building located at Building 108, Compound No. 10A, Jiuxianqiao North Road, Chaoyang District, Beijing. Party A owns the Property and has the lawful right to lease it.

(3) “Premises” means the premises leased by Party A to Party B for Party B’s use under this Agreement.

(4) “Lease Commencement Date” means the date on which the Lease Term begins.

(5) “Lease Term” means the period during which Party B leases the Premises.

(6) “Rent” means the amount payable by Party B to Party A for the use of the Premises, excluding water, electricity, internet, and any other charges payable separately by Party B under this Agreement.

(7) “Security Deposit” means the amount payable by Party B to Party A as security for Party B’s performance of this Agreement.

(8) “Property Management Company” means the entity managing the electronic industry park in which the Property is located.

(9) “Contract Year” means a continuous period of 365 or 366 days beginning on and including a specified date. The first Contract Year under this Agreement begins on the Lease Commencement Date. For the avoidance of doubt, a Contract Year containing a leap day has 366 days; otherwise, it has 365 days. “Calendar Year” means January 1 through December 31 of a Gregorian calendar year. Unless otherwise specified, “year” under this Agreement means a Contract Year.

(10) Unless otherwise indicated, “Party B” includes Party B and/or its permitted assignees, successors, agents, employees, employers, construction, installation or renovation contractors or subcontractors, visitors, licensees, and invitees (collectively, “Party B Personnel”). All obligations, prohibitions, and restrictions applicable to Party B under this Agreement also apply to Party B Personnel. Party B is responsible to Party A for any act, omission, or negligence of Party B Personnel.

(11) Party A’s consent, approval, or authorization means written consent, approval, or authorization signed by Party A. “Notice” means written notice.

ARTICLE 2 PREMISES AND PREPARATION FOR LEASE

2.1 Party A leases to Party B for its use part of the third floor of Building 108, Compound No. 10A, Jiuxianqiao North Road, Chaoyang District, Beijing, which Party A has the lawful right to lease (the “Premises”).

2.2 The gross floor area of the Premises is 320.14 square meters. The precise location and scope of use are shown in Attachment 1, Floor Plan of the Premises. Rent and all other amounts calculated by reference to area are based on the gross floor area stated in this Section.

2.3 Areas of the Property outside the Premises are excluded from the lease and are managed centrally by Party A. Party B must comply with Party A’s management rules if it needs to enter those areas.

2.4 The Parties confirm that, before signing this Agreement, Party B inspected the Premises in person and has no objection to their available space, usable area ratio, location, supporting facilities, floor area ratio, functionality, common areas, or surroundings.

ARTICLE 3 PERMITTED USE

3.1 Party B undertakes to use the Premises solely as an office. It may not engage in direct selling, pyramid selling, or other potentially unlawful business operations. It may not use the Premises for, or conduct in them, breeding, industrial or manufacturing operations, warehousing, a funeral parlor or sale of funeral goods, a Buddhist or Taoist hall or other religious venue, a niche, guesthouse, hotel, bed rentals, catering, gaming, gambling, commercial entertainment, or similar activities.

3.2 Party B shall comply with national and Beijing regulations concerning building use and property management. During the Lease Term, Party B may not change the agreed use without Party A’s written consent.

ARTICLE 4 LEASE TERM

4.1 The Lease Term is 24 months, from July 1, 2026 through June 30, 2028. If Party B wishes to renew, it shall notify Party A at least three months before expiration. The Parties shall enter into a separate written agreement on renewal after reaching agreement through consultation.

4.2 In view of the length of Party B’s lease, Party A grants Party B a 30-day rent-free period during the Lease Term. For the avoidance of doubt, only Rent is waived during this period; Party B remains liable for other charges under this Agreement, including water and electricity. The rent-free period runs from July 1, 2026 through July 31, 2026. If this Agreement is terminated early for reasons attributable to Party B, Rent waived during the rent-free period shall be handled under Section 18.3.

ARTICLE 5 RENT AND PAYMENT

5.1 Rent payable by Party B, in Renminbi, and the payment method are as follows:

(1) Total Rent is RMB 694,703.79, comprising an amount exclusive of tax of RMB 661,622.66 and value-added tax of RMB 33,081.13 at a VAT rate of 5%.

(2) The payment arrangement is “two months’ deposit and three months’ Rent in advance.” Each payment cycle is three months, and Rent for each cycle is due 10 days before the start of that cycle. The Rent rate during the Lease Term is RMB 3.1 per square meter per day. The amount and due date of each installment are set out in Attachment 6, Rent Payment Schedule.

The daily Rent rate above includes park property management fees, heating charges, and 5% VAT.

5.2 Party B shall pay Rent and other charges under this Agreement by bank transfer. Without Party A’s consent, Party B may not pay by any other method.

5.4 Party A shall provide Party B with the applicable special VAT invoice for each Rent installment within seven days after receiving it.

(1) Party A’s receiving account: Account name: Jietong Zhihui Technology Co., Ltd.; account number: [*]; bank: Xueyuan Road Sub-branch, Bank of Beijing.

(2) Party B’s special VAT invoice details: Name: Beijing Haoxi Digital Technology Co., Ltd.; taxpayer identification number: 91110108MA01ETFP3B; address: Room 801, Block C, 8th Floor, Building 103, Huizhongli, Chaoyang District, Beijing; telephone: [*]; bank: Beijing East Third Ring Middle Road Sub-branch, China Construction Bank Corporation; account number: [*].

ARTICLE 6 OTHER CHARGES

6.1 Property management fee (this Section is not applicable).

(1) Party B shall pay Party A a property management fee of RMB [     ] per square meter per month (VAT rate: 6%), at the same rate charged to Party A by the Property Management Company.

(2) The chargeable area shall be the gross floor area stated in Section 2.2.

(3) The fee is payable by Contract Year, in a lump sum seven days before the start of each Contract Year.

6.2 Heating charge (this Section is not applicable).

(1) Party B shall pay Party A a heating charge of RMB [    ] per square meter per heating season (VAT rate: 9%), at the same rate charged to Party A by the Property Management Company.

(2) The chargeable area shall be the gross floor area stated in Section 2.2.

(3) The heating season shall be determined under Beijing regulations. If the Lease Commencement Date falls after the start of a heating season but within that season, the charge shall be prorated based on the number of days from the Lease Commencement Date through the end of that season divided by the total days in that season.

(3) The heating charge is payable by Contract Year. Party B shall pay the full charge for each heating season by November 15 of that year. If the Lease Commencement Date falls after the start of a heating season but within that season, Party B shall pay the full charge for that season within 10 days after the Lease Commencement Date.

6.3 Electricity.

(1) Party B shall pay Party A RMB 1.45 per kilowatt-hour, based on meter readings. If the competent electricity supply authority adjusts that rate, the then-current rate shall apply.

(2) Electricity is measured and billed in three-month cycles. On the fifth day of the month following each cycle, the Parties shall jointly read the meter and confirm the kilowatt-hours consumed. Party B shall pay the full charge within 10 days after receiving Party A’s payment notice.

6.4 Water.

(1) Party B shall pay Party A RMB 11 per cubic meter. If Party B is the only tenant on the floor, it shall pay according to the water meter. If there are other tenants on the floor, Party B shall pay based on the monthly average of the water charges it paid before the other tenant’s lease began (for example, consumption of 100, 80, and 90 cubic meters in May, June, and July 2025, respectively, produces a monthly average of 90 cubic meters), or Party A shall arrange for Party B and the other tenants to agree on proportional payment. If the competent water supply authority adjusts the rate, the then-current rate shall apply.

(2) Water is measured and billed in three-month cycles. On the fifth day of the month following each cycle, the Parties shall jointly read the meter and confirm water consumption. Party B shall pay the full charge within 10 days after receiving Party A’s monthly payment notice.

6.5 Internet. Party B shall make its own arrangements with an internet service provider and bear the cost.

6.6 Use of common facilities. If Party B wishes to use a meeting room, gym, or other space outside the Premises, the Parties shall separately agree on charges according to Party A’s fee schedule.

ARTICLE 7 SECURITY DEPOSIT

7.1 Party B shall pay Party A a Security Deposit of RMB 60,373.07 by June 26, 2026. Party A shall issue a receipt within five business days after receiving payment.

7.2 Unless otherwise provided in this Agreement, Party A shall return the Security Deposit, without interest and after any deductions under this Agreement, in a single payment within 30 days after all of the following conditions have been satisfied:

(1) Party B has completed deregistration or amendment of its business registration showing the Premises as its registered or business address and provided written evidence;

(2) Party B has returned the Premises in accordance with this Agreement, as inspected and confirmed by Party A under this Agreement and its attachments;

(3) Party B has fully resolved and satisfied all demands or other claims by Party A or any third party arising from Party B’s breach, noncompliance, or failure to perform this Agreement; and

(4) Party B has paid all Rent, other charges, liquidated damages, and compensation, if any.

If Party A fails to return the Security Deposit as required, it shall pay liquidated damages of 0.5‰ of the unpaid refundable amount for each day of delay.

7.3 If Party B breaches this Agreement, Party A shall first notify Party B in writing. Upon Party B’s confirmation, Party A may, but need not, apply the Security Deposit toward sums owed by Party B and/or compensation for Party A’s resulting losses. Party A may also deduct and retain the Security Deposit as provided in this Agreement. Party A may recover any shortfall from Party B.

7.4 If Party A’s application of the Security Deposit toward Party B’s liabilities reduces it below the amount specified in Section 7.1, Party B shall replenish it to that amount within seven days after Party A’s notice.

ARTICLE 8 LATE PAYMENT

8.1 During the Lease Term, Party B may not, for any reason other than circumstances expressly agreed by the Parties, withhold, refuse to pay, or set off Rent or other payable charges.

8.2 If Party B fails to pay or replenish Rent, the Security Deposit, water, electricity, other utility charges, or any other amount when due, it shall pay liquidated damages of 0.5‰ of the overdue amount for each day of delay. If the delay exceeds 30 days, Party A may terminate this Agreement unilaterally without liability, dispose of the Premises without further notice to Party B, and continue to require Party B to pay all outstanding amounts and related liquidated damages notwithstanding termination.

ARTICLE 9 SUBLETTING

9.1 Party A conditionally agrees that Party B may sublet the Premises during the Lease Term only if all of the following conditions are met:

(1) Party A’s credit investigation determines that the proposed subtenant has good credit;

(2) the proposed subtenant will lease the Premises on terms no less favorable than those under this Agreement;

(3) Party B bears all brokerage rent or fees, rent-free period, and renovation or alteration costs requested by the proposed subtenant; and

(4) the subletting will not leave the Premises vacant or otherwise reduce Party A’s income, or Party B agrees to bear the full reduction in Party A’s income.

If these conditions are met, Party A and the proposed subtenant shall enter into a separate House Lease Agreement directly. Party B shall pay Rent through the day immediately before the date on which the proposed subtenant assumes the Rent payment obligation.

9.2 Party B may not sublet any part of the Premises without Party A’s prior written consent.

ARTICLE 10 AMENDMENT AND TERMINATION

10.1 The Parties may supplement or amend this Agreement in writing by mutual agreement.

10.2 Neither Party may amend or terminate this Agreement unilaterally except by mutual agreement or upon the occurrence of a contractual or statutory ground for termination.

10.3 Liability for termination.

(1) If Party B terminates this Agreement early, or Party A terminates it for a reason attributable to Party B, Party B shall give Party A at least 90 days’ advance notice and pay liquidated damages equal to the full Security Deposit specified in Section 7.1. Party A may deduct those damages directly from the Security Deposit and prepaid Rent. Party B shall also repay the Rent waived during any rent-free period it has enjoyed, calculated under Section 18.3. If the liquidated damages do not cover Party A’s direct and indirect losses, Party B shall compensate the shortfall in full.

(2) If Party A terminates this Agreement early without cause, or Party B terminates it for a reason attributable to Party A, Party A shall give Party B at least 90 days’ advance notice. In addition to returning the Security Deposit, Party A shall pay Party B liquidated damages equal to two months’ Rent. If the liquidated damages do not cover Party B’s direct and indirect losses, Party A shall compensate the shortfall in full.

(3) A Party liable for liquidated damages under this Section 10.3 shall pay them within 30 days after the Premises are returned.

(4) Regardless of the reason for early termination, Rent shall accrue through the date on which Party B returns the Premises to Party A, as specified as the move-out date in Attachment 4, Confirmation of Return of Premises.

ARTICLE 11 RIGHT OF ENTRY

11.1 Party A, the Property Management Company, and their authorized persons may, after contacting Party B in advance, enter the Premises to inspect or take appropriate measures for repairs, maintenance, sanitation, epidemic prevention, fire prevention, rescue, or similar purposes.

11.2 During the three months before expiration or early termination of the Lease Term, Party B shall permit Party A and prospective tenants to inspect the Premises at prearranged times and shall use its best efforts to cooperate. When entering under this Section, Party A shall minimize interference with Party B’s work and comply with Party B’s internal security rules for the Premises.

11.3 Subject to the applicable rules and safety measures of the building and the Property Management Company, Party B may access the Premises 24 hours a day, 365 days a year during the Lease Term.

11.4 The entry rights of Party A and Party B under this Agreement extend to their authorized personnel or staff.

ARTICLE 12 DELIVERY

12.1 Party A shall deliver the Premises to Party B by June 30, 2026. If Party A fails to deliver the Premises as required, it shall pay Party B liquidated damages equal to one day’s Rent for each day of delay. If delivery is delayed by more than 30 days, Party B may terminate this Agreement unilaterally without liability. Party A shall return the Security Deposit in full within 30 days and pay Party B liquidated damages equal to the full Security Deposit.

12.2 Unless otherwise provided in this Agreement, the items listed in Attachment 2, Premises Inspection Checklist, constitute the inspection items for Party A’s delivery of the Premises. Upon delivery, the Parties shall sign Attachment 2 and Attachment 3, Confirmation of Delivery of Premises, as evidence of handover. If Party B discovers any discrepancy from Attachment 2 during handover, it shall raise it immediately; otherwise, Party B is deemed to have fully accepted the Premises as actually delivered.

12.3 Once the Premises are ready for delivery, Party B shall go to Party A to complete handover procedures upon receiving Party A’s notice. If Party B fails to do so on time for reasons not attributable to Party A, Party A is deemed to have completed delivery on the delivery date stated in its notice, and the Lease Term begins on that date.

ARTICLE 13 RETURN OF PREMISES

13.1 Party B shall return the Premises to Party A and complete all matters specified in Section 13.2 no later than 5:00 p.m. on the expiration date of the Lease Term (or the day following the date of early termination). For each day of delay, Party B shall, in addition to Rent calculated under Section 10.3(4), pay an occupation fee equal to one day’s Rent. The Premises are deemed returned in accordance with this Agreement when the Parties sign Attachment 4, Confirmation of Return of Premises. If Party B delays return by more than 30 days, Party A may retain the Security Deposit.

13.2 Before returning the Premises, Party B shall complete all of the following and restore the Premises to the standards in Attachment 2 and the conditions below. Otherwise, Party A may refuse to accept the return, and Party B shall be responsible for the resulting delay:

(1) Party B shall clean the Premises at its own expense and leave them in a clean condition.

(2) Party B shall return all keys and access credentials in its possession for the Property and all parts of the Premises.

(3) Party B shall settle all telephone, telecommunications, electricity, other energy, and utility charges with the relevant authorities or entities.

(4) Party B shall move or cancel all business registrations and other permits registered at the Premises or the Property, including registrations of Party B’s affiliates made with Party A’s consent. As a special arrangement, Party A grants Party B a grace period of 15 business days after expiration or early termination of the Lease Term; completion during that period is not a breach.

(5) Party B shall cancel any lease registration for the Premises, if one has been made.

(6) Party B shall settle all Rent and other sums payable under this Agreement.

13.3 If, when the Premises are returned, Party A finds that the Premises or the decoration or equipment listed in Attachment 2 has been damaged or lost for reasons attributable to Party B, excluding normal wear and tear, Party A may require compensation and deduct the loss from the Security Deposit. Party B shall compensate any shortfall based on actual loss.

13.4 If Party B fails to deliver the Premises to Party A as required by this Agreement, Party A may, in addition to collecting the occupation fee under Section 13.1, deem Party B to have vacated the leased unit. Within seven days after expiration or early termination, Party A may open and replace the locks, remove and dispose of property left by Party B, including furniture, fixtures, and other additions, and retake the Premises. Party A shall not be liable for resulting damage or loss to Party B. All property left by Party B is deemed abandoned, and Party A may sell, transfer, discard, or otherwise dispose of it as Party A considers appropriate. Any proceeds may be applied to sums Party B owes Party A, Party A’s disposal costs, and Party A’s direct or indirect losses. Party A may decide in its discretion whether to return any remaining proceeds. Party B shall bear any costs Party A incurs in clearing such property, including removal and storage charges.

13.5 In no event shall Party A be required to pay Party B for decoration, improvements, additions, alterations, or property left by Party B unless Party A expressly agrees to purchase them.

ARTICLE 14 OTHER RIGHTS AND OBLIGATIONS OF PARTY A

14.1 Provided that Party B performs this Agreement, Party A undertakes that Party B may reasonably use the Premises during the Lease Term and lawfully use common spaces and facilities open to it in compliance with applicable rules.

14.2 Party A shall provide uniform signboards in the Property lobby and the elevator lobby on the floor of the Premises for Party B’s company signage.

14.3 Party A shall bear any taxes or charges arising from the lease that it is legally required to pay.

14.4 Party A shall cause the Property’s roof, principal structure, walls, water pipes, common areas and facilities, and all premises, spaces, and common facilities for which Party B is not responsible to be kept in good usable condition; common areas, restrooms, and other shared spaces to be kept clean; and all elevators, fire protection and security equipment, and air-conditioning facilities to be kept in good working condition.

14.5 Party A shall obtain Party B’s consent before altering, adding to, or renovating the Premises, which consent Party B shall not unreasonably withhold. This requirement does not apply to work Party A undertakes as required by law, regulation, or government document. Upon seven days’ advance written notice to Party B, Party A may renovate, add to, reduce, or dispose of any part or facility of the Property, provided it does not affect Party B’s use of the Premises; this does not include facilities inside the Premises installed by Party B under this Agreement or owned by Party B.

14.6 Party A shall not be liable for loss of Party B’s property or injury to persons caused by force majeure, a third party other than Party A, or infestation by rats, termites, cockroaches, or other pests beyond Party A’s control. Party B may not seek a reduction in Rent or other charges on those grounds. If another party is legally liable, Party A may cooperate with Party B in recovering its loss.

14.7 Party A shall not be liable for inconvenience, loss, or damage to Party B or any third party using the Premises caused by interruption, failure, or suspension of internet, electricity, or water supply attributable to the relevant supplier, but shall use its best efforts to coordinate restoration of supply.

14.8 Party A may change the Property’s name and/or logo during the term of this Agreement.

ARTICLE 15 OTHER RIGHTS AND OBLIGATIONS OF PARTY B

15.1 Party B undertakes neither to commit nor permit any third party in the Premises to commit any act in breach of this Agreement.

15.2 In conducting its business in the Premises, Party B shall comply with national laws, regulations, and government requirements, shall not engage in unlawful operations, and shall not harm the goodwill or reputation of Party A or the Property.

15.3 Party B is independently responsible for its operations. If its business or acts in the Premises violate Chinese law or give rise to debts, disputes, or legal liability and cause Party A loss, Party B shall compensate Party A and bear other legal liability.

15.4 Party B shall follow the recommendations of Party A and the fire authorities, keep fire protection equipment in the Premises in the condition required by them, and neither damage or impair that equipment nor obstruct its normal operation or any fire escape. Party B shall promptly notify Party A of any damage or defect in such equipment.

15.5 Party B is responsible for personal, property, and fire safety within the Premises.

15.6 Party B shall notify Party A within seven days of damage or malfunction affecting the Premises or facilities for which Party A is responsible for repairs.

15.7 Party B shall notify Party A in writing within three business days after receiving any notice or document from a government authority concerning the Premises or any common facility.

15.8 Without Party A’s prior written consent, Party B may not display, erect, affix, or hang any sign, text, mark, poster, flag, billboard, notice, or marking outside the Premises, including in common passages, windows, exterior walls, balconies, or roof areas. Otherwise, Party A may restore the original condition or require Party B to do so, at Party B’s expense. Party B is fully liable for any resulting harm to Party A or a third party; Party A has no liability.

15.9 Equipment and facilities created by Party A’s decoration, renovation, additions, or alterations to the Premises belong to Party A. Without Party A’s written consent, Party B may not dispose of, or permit another person to dispose of, Party A’s interior fittings, equipment, or facilities.

15.10 Party B shall obtain and keep current all approvals, business licenses, and permits needed to lawfully conduct business in the leased unit and shall file with Party A a stamped copy of any permit using the Premises as its registered address.

15.11 In external publicity, Party B may not state or cause a third party to believe that it has a cooperation, joint venture, partnership, joint operation, or affiliate relationship with Party A.

ARTICLE 16 DECORATION RENOVATION ADDITIONS AND ALTERATIONS

16.1 Without Party A’s written consent, Party B may not decorate, renovate, or alter the Premises’ exterior, entrance door, or outdoor area.

16.2 Party B’s interior work may not damage the Premises’ structure or waterproofing or otherwise affect safety or use. Party A must approve the renovation plan in writing. Where filing or permission from a government authority is required by law, Party B shall obtain the necessary filing, approval, license, or permit at its own expense and comply with the authority’s requirements. Party B bears all responsibility and consequences arising from its failure to obtain required approvals.

16.3 Party A may require Party B at any time during the Lease Term to remove, without compensation, any noncompliant structure, building, partition, or other alteration constructed by Party B. If Party B’s renovation or demolition harms a third party or violates law or regulation and a government authority orders restoration or imposes an administrative penalty, Party B is responsible whether or not Party A previously consented. Party B shall compensate Party A for all resulting losses.

16.4 Party B may engage a qualified renovation company to perform lawful and compliant work inside the Premises. Such work may not damage the building’s main structure, facilities, or equipment, including shared air-conditioning, fire protection, or other building systems.

16.5 To protect the Property’s common interests and safety, Party B may not alter or add to any common facility outside the Premises without Party A’s consent.

16.6 Upon or after termination, any decoration or improvement installed by Party B that has become affixed to the Premises shall be deemed given to Party A without charge, unless it can be removed without damage to the Premises or Party B compensates damage caused by removal. Party B may remove any decoration or improvement it installed that has not become affixed. Items not timely removed are subject to Section 13.4.

16.7 Party B may display its lawful name on signs at locations designated by Party A in the Property.

16.8 If Party B wishes to add, modify, or replace its company nameplate on Property signs during the Lease Term, Party B shall bear the cost, and Party A shall arrange for uniform replacement.

16.9 Party B must obtain Party A’s written consent before installing storefront signs or logos or conducting promotional displays or exhibitions in common areas outside the Premises. Party B shall bear production and installation costs and obtain any government approvals itself.

ARTICLE 17 REPAIR AND MAINTENANCE

17.1 If Party B causes damage to the Premises, blocks water pipes or toilet fixtures in common areas, or damages or causes malfunction of other facilities, Party B shall repair the problem promptly or within the period specified by Party A and bear the related costs and all resulting losses. If Party A advances those costs, Party B shall reimburse it within seven business days after Party A’s notice. Otherwise, Party B shall pay liquidated damages of 3‰ of those costs per day until payment in full.

17.2 Party B is responsible for repairing and maintaining cables, pipelines, fixtures, and other items within the areas it uses in the Premises, including its renovations and installed equipment, except common facilities not damaged by Party B for which Party A is responsible. Party B shall maintain them, or replace them as needed, in good working, safe, and clean condition.

17.3 Party B shall be liable for, and compensate Party A or any other affected third party for, loss, damage, or injury to persons or property if damage attributable to Party B to any part, fixture, attachment, cable, or pipeline in the Premises causes fire or smoke to spread in the leased area, or water from any source, including stormwater or rainwater, to leak or overflow in the Premises or any part of them. Compensation includes repair and maintenance costs and any amounts Party A pays as a result of third-party claims.

ARTICLE 18 OTHER LIABILITY FOR BREACH

18.1 If Party B decorates, renovates, adds to, or alters the Premises without Party A’s consent or beyond the scope or requirements of that consent, Party B shall correct and repair the work within the period specified by Party A and compensate Party A and any third party for resulting damage.

18.2 Party A may terminate this Agreement early by unilateral notice to Party B and retake the Premises without liability if any of the following occurs:

(1) Unless otherwise provided in this Agreement, Party B is more than 30 days late in paying Rent or other charges, including water, electricity, gas, natural gas, and telecommunications;

(2) Party B alters the structure without Party A’s written consent, decorates, renovates, adds to, or alters the Premises without Party A’s consent or beyond its scope or requirements, or seriously damages the Premises;

(3) Party B uses the Premises for any unlawful purpose, changes their agreed use without Party A’s consent, or breaches Section 15.2;

(4) Unless otherwise provided in this Agreement, Party B breaches an obligation under this Agreement and fails to cure within 30 days after Party A gives written notice requiring cure;

(5) Party B enters bankruptcy or liquidation proceedings;

(6) a judicial or government authority seals up the Premises or imposes any other compulsory measure for a reason attributable to Party B;

(7) a government authority orders Party B to cease business; or

(8) any other circumstance attributable to Party B under law or regulation that permits Party A to terminate this Agreement.

18.3 The 31-day rent-free period under Section 4.2 is a concession granted by Party A on the basis of Party B’s 24-month Lease Term. If Party B unilaterally terminates this Agreement early without authorization, or Party A terminates early for a reason attributable to Party B, Party B loses that concession and shall, within five days after termination, repay all Rent waived during the rent-free period it enjoyed in that year, at RMB 3.1 per square meter per day.

18.4 If Party B’s breach of any obligation under this Agreement causes Party A and/or another third party any direct or indirect loss or damage, Party B shall compensate them for it.

18.5 If Party B breaches any provision of this Agreement, including by being more than 30 days late in payment, Party A may suspend water, electricity, air-conditioning, telecommunications, or other services to the Premises and take any other measure or action Party A considers appropriate until the breach is fully cured. Party B shall bear all resulting costs and losses, and all other charges payable by Party B, including Rent, remain payable.

18.6 Party B may not use improper means to distribute promotional materials to property owners or conduct unauthorized activities that disturb their or other tenants’ normal work. For each substantiated complaint by an owner or another tenant, Party B shall pay Party A RMB 1,000 in liquidated damages, which Party A may deduct directly from the Security Deposit. Party B shall replenish the deducted amount within seven days. If the conduct is particularly serious or continues despite repeated warnings, Party A may terminate this Agreement unilaterally and retain the Security Deposit.

18.7 Party A shall perform its statutory and contractual duties as landlord. If Party A’s breach causes Party B actual loss, Party B may seek compensation.

18.8 Party B shall bear all reasonable costs and expenses, including reasonable litigation costs, incurred by Party A in demanding Rent or other charges, exercising contractual rights upon Party B’s breach, or exercising any other right under this Agreement, and all reasonable resulting losses. Party A may recover them as a debt from Party B.

18.9 During the Contract Term, each Party shall observe and strictly perform its respective provisions without unjustified breach. Litigation costs incurred in pursuing liability for a Party’s breach shall be borne by the breaching Party.

ARTICLE 19 CONFIDENTIALITY

The Parties’ confidential information includes operating conditions, financial information, major decisions, all or part of the terms and provisions of this Agreement or any document signed or delivered by the Parties concerning the lease of the Premises, and other nonpublic information of either Party. Neither Party may disclose such information to any other person without the other Party’s consent, except when providing it to employees, agents, and others to discuss, prepare, sign, perform, or enforce this Agreement, when it has become public through other channels, or when disclosure is required by law. A Party violating this obligation shall compensate the other Party for resulting economic loss.

Party B undertakes to keep strictly confidential Party A’s management model and the lease terms it grants, including Rent and property management fees, and any preferential terms Party A grants, and not to disclose them to a third party without Party A’s consent or permission.

Party A undertakes to keep Party B’s confidential information strictly confidential and not to disclose it to a third party without Party B’s consent or permission.

These confidentiality obligations and undertakings survive termination and remain effective even if any other provision of this Agreement is invalid or rescinded in whole or in part.

ARTICLE 20 MISCELLANEOUS

20.1 Party A’s acceptance of Rent, property management fees, or other payments from Party B is not a waiver of Party A’s right to pursue a breach by Party B, whether or not Party A knows of the breach. An insufficient payment or Party A’s acceptance of one does not constitute consent to reduced payment or impair Party A’s right to recover the deficiency or exercise other rights under this Agreement or law. Party A’s failure or delay in exercising a right is not a waiver. Any waiver must be expressly stated in writing signed by Party A.

20.2 Party A may transfer the Premises to a third party upon written notice to Party B. Party A shall ensure that the owner discloses the lease to the transferee so that Party B’s rights under this Agreement are not adversely affected. Party B irrevocably waives its tenant’s right of first refusal to purchase on equal terms, without any further request for its opinion by the owner or Party A, and agrees to cooperate unconditionally in changing the lease contract party.

20.3 Unless otherwise provided in this Agreement, each Party shall bear the stamp duties and other taxes and charges arising from its execution and performance of this Agreement.

20.4 Any document or notice to be served on a Party under this Agreement is deemed served if delivered personally or left at that Party’s correspondence address stated herein, or sent there by registered mail or express delivery. A notice sent by registered mail or express delivery is deemed served three business days after dispatch; a notice sent by email is deemed served on the day of sending. Each Party warrants the accuracy of the telephone number, correspondence address, and other details stated in this Agreement and shall notify the other of any change within three days. Otherwise, the changing Party is responsible for resulting effects and losses.

Party B confirms that the Premises are also its valid notice address during the Lease Term. Party A may serve written notices on Party B’s designated authorized recipient [name: [*]; telephone: [*]; email: [*]] for acknowledgment of receipt.

20.5 If a dispute arising under this Agreement cannot be resolved through consultation, either Party may bring suit in a court with jurisdiction where the Premises are located.

20.6 This Agreement takes effect when affixed with each Party’s official seal or contract seal. It supersedes all prior oral or written agreements and undertakings between the Parties concerning the Premises. The Parties fully negotiated and communicated the terms during formation; accordingly, all terms reflect their true intent, and neither Party may claim this Agreement invalid in whole or part for any reason. The Parties may agree on supplemental terms for matters not covered. If an attachment conflicts with the body of this Agreement, the body controls. This Agreement may not be amended without the Parties’ written consent.

20.7 This Agreement and its attachments are executed in four counterparts, two for each Party, each having equal legal effect.

20.9 Special terms:

1. Party B shall share common-area water charges and cleaning labor costs with other tenants on the floor according to leased area or number of office occupants. Party B shall pay the full amount to Party A or the payee within 10 days after receiving its payment notice.

2. Upon expiration of the Lease Term, Party B is granted a 15-day moving period, from July 1, 2028 through July 15, 2028. No Rent is charged during that period, but Party B shall pay water, electricity, and other charges actually incurred under this Agreement. Party B shall properly safeguard the Premises during that period and bear the responsibilities under Article 13.

3. Party B is exempt from park property management fees during the rent-free period and moving period but remains liable for the electricity, common-area water, cleaning, and other charges specified above.

If these special terms conflict with any other provision of this Agreement, these special terms control.

ARTICLE 21 ATTACHMENTS

Attachment 1: Floor Plan of the Premises

Attachment 2: Premises Inspection Checklist

Attachment 3: Confirmation of Delivery of Premises

Attachment 4: Confirmation of Return of Premises

Attachment 5: Schedule of Other Charges Related to the Lease

Attachment 6: Rent Payment Schedule

Attachment 7: Party B’s Business License

Attachment 8: Park Property Management Rules

Attachment 9: Fire Safety Responsibility Undertaking

Attachment 10: Public Security Responsibility Undertaking

(No further text.)

Party A: Jietong Zhihui Technology Co., Ltd.	Party B: Beijing Haoxi Digital Technology Co., Ltd.

Signing representative: ____________________	Signing representative: ____________________

ATTACHMENT 1 FLOOR PLAN OF THE PREMISES

[Floor Plan]

ATTACHMENT 2 PREMISES INSPECTION CHECKLIST

This checklist is used by Party A and Party B to inspect the Premises both at commencement and on return. The Parties shall complete it based on the actual condition of the Premises and sign it after verification.

Inspection type (check one): ☐ Initial lease inspection ☐ Return inspection

Charges and meter readings

Category	Item	Current meter reading	Paid through	Card status and balance
Charges				☐ Delivered ☐ Not delivered; balance: ____
Charges				☐ Delivered ☐ Not delivered; balance: ____
Charges				☐ Delivered ☐ Not delivered; balance: ____
Charges				☐ Delivered ☐ Not delivered; balance: ____
Charges				☐ Delivered ☐ Not delivered; balance: ____
Charges				☐ Delivered ☐ Not delivered; balance: ____

Other recurring charges

Item	Price (RMB/month)	Paid through	Remarks
____ year ____ month ____ day
____ year ____ month ____ day
____ year ____ month ____ day

Electrical appliances

Name	Brand or material	Quantity	Model	Condition and remarks

Furniture

Name	Brand or material	Quantity	Model	Condition and remarks

Other facilities and decoration

Name	Brand or material	Quantity	Model	Condition and remarks

Items and access cards

Item	Delivery status	Number	Remarks
Water card	☐ Not delivered ☐ Delivered	____
Electricity card	☐ Not delivered ☐ Delivered	____
Other	☐ Not delivered ☐ Delivered	____
Other	☐ None ☐ Yes	____
Other	☐ None ☐ Yes	____

Other items

Name	Quantity	Brand or material	Model	Condition and remarks

Repair telephone numbers: Property management: __________; water supply repair: __________; electricity department repair: __________.

Landlord signature: __________ Tenant signature: __________

Inspection/handover date: ____ year ____ month ____ day

ATTACHMENT 3 CONFIRMATION OF DELIVERY OF PREMISES

The Parties have inspected the Premises and the items, facilities, and equipment attached to them and their condition of use. The Tenant confirms that the Premises satisfy the delivery conditions under the House Lease Agreement, and the Parties have completed handover. The Lease Term begins on [    ] year [    ] month [    ] day (the “Lease Commencement Date”).

Note: This confirmation shall be signed together with the Premises Inspection Checklist.

Landlord (seal): __________ Representative (signature): __________

Tenant (seal): __________ Representative (signature): __________

Delivery date: ____ year ____ month ____ day

ATTACHMENT 4 CONFIRMATION OF RETURN OF PREMISES

The Parties have inspected the Premises and their attached items, facilities, and equipment and their condition of use and have completed move-out procedures. There is ☐ no dispute / ☐ a dispute as explained below regarding the allocation of charges and the return of the Premises and their attached items, facilities, and equipment:

____________________________________________________________________________

Note: This confirmation shall be signed together with the Premises Inspection Checklist.

Landlord (seal): __________ Representative (signature): __________

Tenant (seal): __________ Representative (signature): __________

Move-out date: ____ year ____ month ____ day

ATTACHMENT 5 SCHEDULE OF OTHER CHARGES RELATED TO THE LEASE

Item	Unit	Unit price (RMB)	Start date	Initial meter reading
Water	Cubic meter	RMB 11 per cubic meter
Electricity	Kilowatt-hour	RMB 1.45 per kilowatt-hour

ATTACHMENT 6 RENT PAYMENT SCHEDULE

Installment	Payment due date	Lease period start	Lease period end	Days	Rent rate (RMB/sq. m./day)	Rent (RMB)	Remarks
1	By June 26, 2026	July 1, 2026	July 31, 2026	31	3.1	—	No property management fee during rent-free period
1	By June 26, 2026	August 1, 2026	September 30, 2026	61	3.1	60,538.47
2	By September 20, 2026	October 1, 2026	December 31, 2026	92	3.1	91,303.93
3	By December 21, 2026	January 1, 2027	March 31, 2027	90	3.1	89,319.06
4	By March 21, 2027	April 1, 2027	June 30, 2027	91	3.1	90,311.49
5	By June 20, 2027	July 1, 2027	September 30, 2027	92	3.1	91,303.93
6	By September 20, 2027	October 1, 2027	December 31, 2027	92	3.1	91,303.93
7	By December 21, 2027	January 1, 2028	March 31, 2028	91	3.1	90,311.49
8	By March 21, 2028	April 1, 2028	June 30, 2028	91	3.1	90,311.49
Total				731		694,703.79

ATTACHMENT 7 PARTY B’S BUSINESS LICENSE

[Business License]

ATTACHMENT 8 PARK PROPERTY MANAGEMENT RULES

CHAPTER 1 USE MANAGEMENT AND REPAIR OF PREMISES

I. The Tenant shall comply with laws, regulations, and rules and properly manage relations with neighboring occupants concerning water supply, drainage, access, ventilation, lighting, repair, decoration and renovation, environmental sanitation, and environmental protection, consistent with preservation of the Property’s appearance and safe use.

II. The following rules are adopted to provide occupants with a safe and orderly office environment:

1. A person taking large or valuable items out of the building shall present a gate pass issued by the building management department to security personnel.

2. No person may hang antennas, billboards, or flags or post slogans anywhere in the building without authorization.

3. No person may dump rubbish inside or outside the building.

4. No person may bring weapons, ammunition, other flammable or explosive dangerous goods, or prohibited items into the building.

5. No animals may be brought into the building.

6. Drunkenness, fighting, gambling, drug use, prostitution, and illicit sexual activities are prohibited in the building. Dissemination or screening of obscene or reactionary audio or video recordings and other unlawful activities are prohibited.

7. No person may create noise, odors, or vibration in the building that interferes with others’ normal work.

8. No person may privately connect telephone lines, modify sockets, dismantle equipment, or remove, relocate, or connect extension telephones in the building.

9. No person may throw objects, pour water, or spit out of windows.

10. Spitting, littering, smoking, and loud noise in common areas are prohibited.

11. No person may use fire hydrants or extinguishers without authorization.

III. If the Tenant decorates or renovates the Premises, it shall first submit its plan to the property management department for approval and enter into a renovation agreement with it.

IV. Party A is responsible for repair and maintenance of common areas and equipment and their routine cleanliness. The Tenant is responsible for repair and maintenance inside the leased Premises and their routine cleanliness.

CHAPTER 2 MANAGEMENT SYSTEM

I. Renovation procedures and requirements

(A) Application

1. An occupant wishing to renovate its leased area must apply in writing to the property management department.

2. Design changes during renovation must be resubmitted and reapproved before work proceeds. Work with unreported changes will not pass completion inspection.

3. The property management department shall review the submitted work plan and decide within three days whether to permit it.

(B) Construction

1. Noisy construction may be carried out Monday through Friday from 6:00 p.m. to 7:00 a.m. and at any time on Saturday and Sunday. Construction at other times must be quiet.

2. Construction personnel may not stay overnight.

3. Renovation waste and materials may enter after 6:00 p.m. Waste shall be bagged and removed by the contractor and may not be stacked or scattered at will.

4. The renovation company shall appoint a person responsible for supervising work and workers and communicating promptly with the engineering department to ensure compliance with rules and proper conduct of workers.

5. Work must be carried out inside the Premises, not in common areas, and may not block common passages.

6. The renovation company shall keep the work area clean.

(C) Inspection and acceptance

1. The property management department will not accept renovation work that violates rules until the violation has been remedied or corrected.

2. The occupant shall obtain required approvals from government authorities.

3. When work is complete, the occupant shall immediately notify the property management department for inspection. The occupant may move in only after acceptance. If the work fails inspection, the occupant shall correct it promptly within the prescribed period and may move in only after it passes reinspection.

4. After acceptance, the occupant shall complete move-in registration, return of construction deposit, and other procedures using the acceptance certificate.

II. Vehicle management

1. Drivers shall follow management personnel’s directions when parking or entering or leaving, watch for adjacent vehicles, and follow prescribed routes and parking spaces.

2. Do not leave valuables in vehicles; the owner bears the consequences of any loss.

3. Flammable or explosive items may not be stored in vehicles parked in the lot.

4. Damage to common facilities caused by a vehicle shall be compensated at cost according to the circumstances.

III. Moving and transporting property

1. The Tenant shall move out after 6:00 p.m. It may move in for the first time during normal working hours if it notifies property management in advance and does not disturb other tenants. Moving may take place at any time on Saturdays and Sundays. Before moving, the occupant shall register with property management so that moving times can be adjusted to avoid conflicts among occupants. Large items shall be transported using the freight elevator during working hours and in accordance with management personnel’s directions.

2. The Tenant bears all losses arising from collisions or similar incidents during transportation. The Landlord shall deduct them from the Tenant’s Security Deposit. If the deposit falls below the contractual amount, the Tenant shall replenish it within seven days upon the Landlord’s request.

IV. Other management rules

1. Items left after the Tenant returns the Premises are deemed abandoned. The Landlord may dispose of them appropriately at the Tenant’s expense.

2. The Tenant shall immediately report damage, flooding, theft, or similar incidents to the Landlord and assist in responding to them.

3. For repair service, the Tenant should call the repair number and describe the problem in as much detail as possible so that engineering personnel can assess and resolve it promptly.

4. Avoid loud talking, noise, and arguments in office areas during office hours to maintain normal order.

5. Company personnel shall close windows after work. Property management is not liable for damage to the company’s property caused by its failure to do so in time before weather changes.

6. During an epidemic, the Tenant shall cooperate and strictly follow applicable Beijing government health and epidemic prevention requirements.

Tenant (seal): __________ Date: ____ year ____ month ____ day

ATTACHMENT 9 FIRE SAFETY RESPONSIBILITY UNDERTAKING

In accordance with the Fire Protection Law of the People’s Republic of China and the Beijing Fire Protection Regulations, and to ensure fire safety in the Electronics City Science and Technology Park, the park’s property management department and each resident enterprise enter into this undertaking on the principle that the user of a space is responsible for it:

1. Each resident enterprise shall implement a fire safety policy of giving priority to prevention while combining prevention with firefighting, designate responsible persons at each level, establish a fire safety responsibility system and emergency plans, and organize a volunteer fire brigade to prevent fires and fire alarms at its premises.

2. Each resident enterprise shall regularly provide fire safety education and conduct fire drills, disseminate fire safety knowledge, build employee safety awareness, and integrate fire safety into daily work.

3. Each resident enterprise shall equip its offices and warehouses with sufficient firefighting equipment as required by law and maintain fire protection facilities in its own area each year so that they remain ready for use. No entity may use firefighting facilities without authorization or store items in fire passages. Fire passages shall remain clear. A Building Fire Evacuation Route Plan shall be posted in each space.

4. The property management department will arrange annual fire safety technical inspections and electrical fire prevention inspections of building fire protection facilities in the park. Resident enterprises shall cooperate and pay the fees attributable to the area they occupy.

5. A resident enterprise renovating or altering its space in Electronics City Industrial Park must submit its plan to the fire and rescue authority and may begin work only after approval. The space may be put into use only after the authority accepts the completed work. Unauthorized work or use before acceptance or after failure of inspection is prohibited.

6. Smoking and burning leaves or rubbish are prohibited in the park, as are fireworks and firecrackers. Before electric or gas welding, grinding, or other open-flame work, the operator shall register the hot work with the property management department. Open-flame work may proceed only when the site is free of combustibles, has adequate firefighting equipment, has a designated on-site supervisor, and has appropriate safety measures.

7. National rules on safe use of electricity must be observed. Unauthorized use of electric stoves or heaters, overloaded circuits, unauthorized temporary wiring, and other unlawful use of electricity are prohibited. Power shall be shut off when personnel leave and circuits switched off at the end of the working day.

8. Each resident enterprise shall strengthen fire safety duty arrangements, define responsibilities, and register duty personnel and telephone numbers with the property management department. When a park fire monitoring system signals an alarm, property duty personnel shall immediately notify the enterprise concerned. The enterprise’s duty personnel shall inspect and report the situation to the fire monitoring room. If there is a fire, the monitoring room personnel shall activate the fire emergency plan.

9. Each resident enterprise shall accept inspections by the competent public security and fire authorities and the property management department and promptly remedy identified hazards. If a hazard cannot be fully remedied immediately, the enterprise shall take protective measures and set a deadline for correction, then notify the property management department for reinspection.

10. This undertaking is a necessary measure for park fire management. Resident enterprises shall implement it in the common interest of the park. An enterprise that violates it and causes loss through a fire shall bear compensation and other legal liability in accordance with law.

Tenant (seal): __________ Date: ____ month ____ day

ATTACHMENT 10 PUBLIC SECURITY RESPONSIBILITY UNDERTAKING

To implement the Beijing Provisions on the Enterprise Public Security Responsibility System, the Law of the People’s Republic of China on the Administration of Exit and Entry of Foreigners, and other laws and regulations, define internal security responsibilities in the park, maintain normal office order, and protect the personal and property safety of resident enterprises, the property management department of Electronics City Science and Technology Park and each resident enterprise enter into this undertaking:

1. Each resident enterprise shall implement the principle of “prevention first, safety first,” establish appropriate internal security systems, designate persons responsible for security, and educate employees to obey the law.

2. Each resident enterprise shall, as required by law, submit registers of its foreign employees and employees from Hong Kong, Macao, and Taiwan to the public security authorities and file them with the property management department.

3. Drunkenness, gambling, solicitation of prostitution, fighting, and Falun Gong activities, and other unlawful conduct are prohibited in the park.

4. Employees of resident enterprises shall cooperate with park security management, present relevant identification when entering, and cooperate with inspections when taking items out.

5. Each resident enterprise shall strictly apply financial management rules and not keep cash on its premises above prescribed limits. It shall educate employees to safeguard personal property.

6. Each resident enterprise shall strengthen warehouse management, reconcile records and physical inventories of valuables and precision instruments, and issue gate passes when goods leave. Highly toxic or radioactive substances and flammable or explosive goods are prohibited in the park. If required for production, their presence shall be reported promptly to the public security authorities and property management department, and strict storage measures shall be implemented.

7. Each resident enterprise shall strengthen its internal public security management, put personnel and technical safeguards in place, and arrange dedicated night security duty to respond to fire, theft, and emergencies.

8. Each resident enterprise shall strictly perform this undertaking and bear compensation and other legal liability if a security incident results from its breach. The Parties shall work together to build a safe, sound, and harmonious science and technology park.

Tenant (seal): __________ Date: ____ month ____ day